EXHIBIT 99.1

2150 St. Elzéar Blvd. West
Laval, Quebec
Canada H7L 4A8
Phone: 514-744-6792

Contact Information:
Laurie W. Little
949-461-6002
laurie.little@valeant.com

VALEANT PHARMACEUTICALS TO APPOINT ROBERT L. ROSIELLO
AS CHIEF FINANCIAL OFFICER

LAVAL, Quebec, June 11, 2015 /PRNewswire/ -- Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) announced today that Robert L. Rosiello was appointed as Executive Vice President and will take over the role of Chief Financial Officer from Howard Schiller on July 1, 2015.  Mr. Schiller will remain on Valeant’s Board and is expected to serve as a consultant to Valeant.

“The Board of Directors and I are delighted that Rob has agreed to join Valeant,” said J. Michael Pearson, Chairman and Chief Executive Officer.  “Rob is someone I have worked closely with for 20 years.  I know his tremendous expertise in healthcare and in particular M&A, his unquestioned intellect, and work ethic and integrity will prove to be of great value to the Valeant organization and its shareholders.  I want to thank Howard for his strong leadership to both myself and the entire organization these past few years and I will continue to rely on his valuable counsel as a member of our Board of Directors.”

Mr. Rosiello worked 30 years at McKinsey & Company helping healthcare, technology and consumer companies deliver growth through M&A and business unit financial performance improvement.  As Senior Partner in charge of the global merger practice for the past decade, Mr. Rosiello led M&A integrations for pharmaceutical, specialty pharmaceutical and medical device companies in the U.S., Europe and Asia.

Mr. Rosiello serves on the Board of Catholic Charities of New York, the Pew Research Center and the Central Selection Committee of the Morehead Cain Foundation.  He received his BA in economics from the University of North Carolina, where he was a Morehead Scholar.  He also earned an MS from the London School of Economics and an MBA from Harvard.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, eye health, neurology and branded generics.  More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the appointment of Valeant’s chief financial officer.  Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions.  These statements are based upon the current expectations and beliefs of management of Valeant and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include the risks and uncertainties discussed in Valeant’s most recent annual or quarterly report and detailed from time to time in Valeant’s other filings with the Securities and Exchange Commission (the “SEC”) and the Canadian Securities Administrators, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date hereof.  Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.